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                                                                   EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

        This Employment Agreement is entered into as of February 6, 1995, by and between Jefferies & Company, Inc., a Delaware corporation (the "Company"), and Clarence T. Schmitz (the "Employee").

        1. EMPLOYMENT

        Subject to the terms and conditions contained herein, the Company shall employ the Employee as an Executive Vice President--Office of the Chairman, and shall also hold a similar title, as well as the title of Chief Financial Officer of the Company's parent, Jefferies Group, Inc. ("Group"), and the Employee accepts such employment for the period February 6, 1995 to February 5, 1997. Employee's responsibilities shall include overseeing all financial and systems functions within the Company and Group, providing general administrative and systems support to the Company's revenue generating units, leading the Company in the pursuit, structuring and integration of new business opportunities, and participating in the general management of the Company with the other members of the Office of the Chairman.

        2. LOCATION OF EMPLOYMENT

        The Employee's principal places of employment shall be at the Company's offices located in the metropolitan New York or Los Angeles areas. If the Employee wishes to relocate to the Company's offices in the metropolitan New York, the Company will reimburse the Employee for the reasonable moving expenses which he incurs, up to a maximum of $50,000,000.

        3. COMPENSATION

                a. The Company shall pay to the Employee a base salary at the rate of $275,000, effective for the period beginning February 6, 1995, and ending February 5, 1997, payable in accordance with the Company's normal payment procedures.

                b. In addition to the base salary described in Section 3(a), above, the Company shall pay the Employee a guaranteed bonus in the amount of $275,000, effective for the period beginning February 6, 1995, and ending February 5, 1997, payable within 45 days of the end of the Company's fiscal year.

                c. The compensation described in Sections 3(a) and 3(b) are gross amounts, and the Company shall be required to withhold from such amounts deductions with respect to Federal, State and local taxes, FICA, unemployment compensation taxes and similar taxes, assessments or withholding requirements (collectively, "employment taxes").


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               d.  In any month in which the Employee shall be employed for less than the entire number of days in such month, the guaranteed compensation payable to the Employee pursuant to this Section 3 with respect to such month shall be prorated on the basis of the number of days during which he was actually employed divided by the number of days in such month.

               e. During the Employee's employment hereunder, the Employee shall also be reimbursed by the Company for reasonable business expenses actually incurred or paid by him in rendering to the Company the services provided for herein, upon presentation of expense statements or such other supporting information as is consistent with the policies of the Company.

               f. The Employee shall be entitled to those fringe benefits customarily made available to Executive Vice Presidents of the Company.

        4. STOCK OPTION

        Upon the approval of the Compensation Committee of Group, Employee shall be granted an option to purchase 20,000 shares of Group's Common Stock pursuant to the Jefferies Group, Inc. Stock Ownership and Long-Term
Incentive Plan. The Option will be immediately vested upon its grant, and will be exercisable for a period of four years, subject to your continued employment with the Company or for a period of sixty days after the termination of your employment with the Company. The Option will expire if not previously exercised or terminated on February 5, 1999. The exercise price of the Option will be $29.75.

        5. TERMINATION.

               a. Without limiting the Company's rights under Section 5(c), the employment of the Employee hereunder may be terminated by the Company if the Employee becomes permanently disabled. For the purposes of the foregoing sentence, the Employee shall be deemed to be "permanently disabled" if he has been substantially unable to discharge his duties and obligations hereunder by reason of illness, accident or disability for a period of three consecutive months.

               b. The employment of the Employee hereunder shall be automatically terminated on the date of the Employee's death.

               c. The employment of the Employee hereunder may be terminated by the Company at any time, with or without cause, upon written notice to the Employee. For purposes of this Agreement, "cause" means that the Company has the right to terminate the Employee's employment for cause at any time that Employee:

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                    (1) Commits an act which, in the Company's reasonable
          opinion, constitutes fraud;

                    (2) Willfully engages in misconduct which is injurious to Jefferies or conduct which violates material policies of the Company or procedures which have been provided to the Employee in writing or which have been explicitly communicated to the Employee orally;

                    (3) Commits to act which, in the Company's reasonable opinion, will lead to the Employee's censure, suspension or bar by any regulatory body or self-regulatory organization having jurisdiction over the Company and/or the Employee;

                    (4) Wilfully fails to execute a directive of the Office of the Chairman (unless such directive would result in the commission of an act which is illegal or unethical) or commits an act against a directive of the Office of the Chairman; or

                    (5) Negotiates or accepts employment with a competitor of the Company prior to the termination of the Employee's employment hereunder.

               d. The employment of the Employee hereunder shall terminate upon receipt by the Office of the Chairman of a written notice of resignation signed by the Employee or, if no notice is given, on the date on which the Employee voluntarily terminates his employment relationship with the Company.

               e. If the Employee's employment is terminated because of involuntary termination by the Company for cause, or resignation, then the Employee and his estate shall not be entitled to any compensation or benefits under Section 3 hereof, following the date of such termination, except for such benefits, if any, as may be required to be provided by the Company under the Comprehensive Omnibus Budget Reconciliation Act ("COBRA").

               f. If the Employee's employment is terminated because of death or permanent disability, then the Employee and his estate shall be entitled to all compensation or benefits under Section 3 which have been earned but not yet paid prior to the date of termination.

               g. If the Employee's employment is terminated because of involuntary termination by the Company without cause, then

                    (1) The Company shall pay to the Employee (or his heirs or legal representatives) the Employee's Guaranteed Compensation, at the rate in

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          effect on the termination date, net of employment taxes, for the period from the termination date through February 5, 1997, periodically in accordance with the Company's normal payment procedures; and

                    (2) The Employee shall be entitled to such additional benefits, if any, as may be required to be provided by the Company pursuant to COBRA.

        6. AGREEMENT BINDING UPON SUCCESSORS.

        The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Employee and the Company.

        7. NECESSARY ACTS.

        The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

        8. COUNTERPARTS.

        For convenience, this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

        9. GOVERNING LAW.

        This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of New York.

        10. ENTIRE AGREEMENT

        This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of the Employee by the Company and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to such employment, all prior agreements, promises, representations and understandings relative thereto being herein merged.

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        11. ASSIGNABILITY.

                a. This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of this Section 11.

                b. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant, or condition hereof.

        12. AMENDMENTS; WAIVERS.

        This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

        13. NOTICE.

        Any notice to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, and, if to the Company, addressed to it at 11100 Santa Monica Boulevard, 12th Floor, Los Angeles, California 90025, Attn: General Counsel, and, if to the Employee, addressed to him at the address set forth below his signature hereto, or to such other address as any party may designate by written notice to the other.


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        IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first written above.

                                        JEFFERIES & COMPANY, INC.



                                        By: /s/ Frank E. Baxter
                                            _____________________
                                                Frank E. Baxter
                                            Chief Executive Officer
                                                 and President


                                        /s/ Clarence T. Schmitz
                                        --------------------------
                                        Clarence T. Schmitz


                                        Address for notices:

                                        1448 Floresta Place
                                        Pacific Palisades, California 90272